EX-99.23.j.i

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the use of our report dated September 18, 2001 for the Monteagle Funds and to all references to our firm included in or made a part of this Post-Effective Amendment No. 28 to AmeriPrime Advisors Trust's Registration Statement on Form N-1A (File No. 333-85083), including the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the heading "Accountants" in the Statement of Additional Information of the Funds.


   /s/

McCurdy & Associates CPA's, Inc.

Westlake, Ohio
December 28, 2001